EXHIBIT 99.1

For Immediate Release

EAGLE EXPLORATION COMPANY ANNOUNCES

RESOLUTION TO DEREGISTER AND DELIST

(April 10, 2009) – Denver, Colorado – Eagle Exploration Company (OTCBB: EGXP) today announced that its Board of Directors has unanimously adopted a resolution to terminate the registration of its common stock under the Securities Exchange Act of 1934 and thereby delist from the Over the Counter Bulletin Board (OTCBB). The Company expects to file a form with the Securities and Exchange Commission deregistering its common stock and suspending its SEC reporting obligations effective May 10, 2009.

The Directors determined that any benefits accruing to the Company from being registered and listed are substantially outweighed by increasing regulatory burdens and costs. The Board’s resolution cited the burdens on management time, as well as increased costs for outside accounting and legal services caused by rules and regulations required of registered and listed companies. The Company estimates these accounting, auditing, legal and filing costs to be approximately $43,502 per year, not attributing the cost of any management time to the effort. The Directors will make reasonable efforts to have the Company’s shares quoted on the Pink Sheets following such delisting.

“The action taken today by the Board will allow us to focus all of our financial and managerial resources on preserving our assets.” stated Raymond N. Joeckel, President. Mr. Joeckel continued “We intend to maintain auditable financial information that can be used if, in the future, we elect to register our shares, make an acquisition, or sell or merge the Company.”

Eagle Exploration Company, headquartered in Denver, Colorado, has approximately $400,000 in cash, an interest in a few marginal oil and gas properties, and a 25% interest in an LLC that has an interest in undeveloped residential real estate. The Company guaranteed approximately $250,000 under a line of credit extended by a bank to the LLC. It is this asset, given the current depression in the housing and banking markets, that the Company intends to attempt to preserve for the long term which it can only do, if at all, by severely cutting all non-critical costs and expenses including particularly those of meeting the costs of an SEC publicly reporting company.

Contact:

Eagle Exploration Company

Paul M. Joeckel, Vice President

303-797-6816

See the Company’s reports as filed with the Securities and Exchange Commission at www.sec.gov.